Exhibit 10.1

SUNTRUST BANKS, INC. ANNUAL INCENTIVE PLAN
Amended and Restated January 1, 2018

Section 1.    Name and Purpose

The name of this Plan is the SunTrust Banks, Inc. Annual Incentive Plan. The purpose of the Plan is to promote the interests of the Company and its stockholders through the granting of Awards to select employees of the Company and its Subsidiary Corporations in order to motivate and retain superior employees who contribute in a significant manner to the actual financial performance of the Company as measured against pre-established financial and other goals and subject to other such terms and conditions.

Section 2.    Plan History, Term and Amendment

A.
The Plan was established as the Management Incentive Plan (MIP) and was originally approved by the Company’s shareholders in 1995. The MIP was amended and reapproved by the Company’s shareholders in 2000, 2005 and 2010. Effective January 1, 2012, the MIP was amended to change the name to the Annual Incentive Plan (AIP) and to add clawback provisions permitting the Company to recover certain amounts previously awarded or paid under the Plan. The AIP then was amended and restated to revise the material terms of the performance goals and approved by the Company’s shareholders at the annual meeting of shareholders in 2014. The AIP is now hereby amended and restated by the Compensation Committee of the Board of Directors of the Company effective with respect to Awards granted on and after January 1, 2018. The Plan shall continue for an indefinite term until terminated by the Board; provided, however, that the Company and the Committee after such termination shall continue to have full administrative power to take any and all action contemplated by the Plan which is necessary or desirable and to make payment of any Awards earned by Participants during any then unexpired Plan Year. The Board or the Committee may amend the Plan in any respect from time to time.

B.
It was the intent of the Company that the Plan and any Awards payable under the Plan to covered employees within the meaning of Section 162(m) of the Code satisfied the applicable requirements of Section 162(m) of the Code to qualify Awards to covered employees for the exemption from the deduction limits under Section 162(m) of the Code for qualified performance-based compensation within the meaning of Section 162(m) of the Code. The Tax Cuts and Jobs Act of 2017 (the TCJA), however, eliminated the exemption for qualified performance-based compensation, effective for tax years beginning on and after January 1, 2018. The TCJA, however, also provided a transition rule pursuant to which Awards to covered employees that qualify as qualified performance-based compensation and were outstanding on November 2, 2017 and not modified in any material respect thereafter would continue to be exempt from the deduction limits of Section 162(m) of the Code. Accordingly, Awards granted under the Plan prior to January 1, 2018, and awards granted on or after January 1, 2018 that are intended to continue to qualify under the transition rule, shall continue to be governed by the terms of the Plan for qualified performance-based compensation as in effect prior to this amendment and restatement, and none of the provisions of the Plan shall apply to any Awards to the extent such provisions would result in the Award no longer qualifying as qualified performance-based compensation, so that the TCJA transition rule will be available for such Awards to the maximum extent possible.

Section 3.    Definitions and Construction

A.	As used in this Plan, the following terms shall have the meanings indicated, unless the context clearly requires another meaning:

1.
"Award" means the right, subject to the terms of the Plan, to receive a cash payment which represents a percentage of a Participant’s Base Wages as determined by the Committee in accordance with Section 5 hereof, in the event the Company, Subsidiary Corporation, Business Unit or individual achieves the Performance Measures or other goals established pursuant to Section 5 and/or satisfies the other terms and conditions for payment of the Award.

2.
"Base Wages" means the base salary or other base cash compensation paid to a Participant by the Company or a Subsidiary Corporation during a Plan Year, excluding bonuses, overtime, commissions and other extra compensation, fringe benefits, deferred compensation, reimbursed expenses and contributions made by the Company or a Subsidiary Corporation to this or any other employee benefit plan maintained by the Company or a Subsidiary Corporation, prior to reduction of any such base salary or other base cash compensation for any deferrals under any qualified or nonqualified benefit plan of the Company or any Subsidiary Corporation, including without limitation under Code Sections 125, 129, 132(f) or 402(e)(3).

3.
"Beneficiary" means one or more persons or entities that become entitled to receive any amount payable under this Plan at the Participant’s death. The Participant’s Beneficiary is the Participant’s surviving spouse, unless the Participant designates one or more persons or entities to be the Participant’s Beneficiary. The Participant may make, change or revoke a Beneficiary designation at any time before the Participant’s death without the consent of the Participant’s spouse or anyone the Participant previously named as a Beneficiary, and the Participant may designate primary and secondary Beneficiaries. A Beneficiary designation must comply with procedures established by the Committee and must be received by the Committee before the Participant’s death. If the Participant dies without a valid Beneficiary designation (as determined by the Committee) and has no surviving spouse, the Beneficiary shall be the Participant’s estate.

4.	"Board" means the Board of Directors of the Company.

5.
"Business Unit" means a division or other business unit of the Company or a Subsidiary Corporation designated as a distinct entity for the purpose of setting performance goals and measuring performance.

6.	"Code" means the Internal Revenue Code of 1986, as amended.

7.
"Committee" means the Compensation Committee of the Board or any other Committee of the Board to which the responsibility to administer this Plan is delegated by the Board; provided, however, such Committee shall consist of at least two members of the Board, who shall not be eligible to receive an Award under the Plan and each of whom shall be (i) an independent director within the meaning of the NYSE listing standards and (ii) a non-employee director and a disinterested person within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934

8.	"Company" means SunTrust Banks, Inc., a Georgia corporation, and any successor thereto.

9.
"Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect at the time of such change in control, pursuant to which (i) any person (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities representing 30% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of 24 consecutive months persons who were members of the Board immediately prior to such 24-month period, together with persons who were first elected as directors (other than as the result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 24-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange (other than a merger with a wholly-owned subsidiary of the Company) or any dissolution or liquidation of the Company or any sale or disposition of 50% or more of the assets or business of the Company, unless the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 60% or more of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction, in substantially the same proportion that each such person had beneficially owned shares of the Company’s common stock immediately before the consummation of such transaction, and determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by such persons immediately before the consummation of such transaction.

10.
"Employment" means continuous employment with the Company or a Subsidiary Corporation from the beginning to the end of each Plan Year, which continuous employment shall not be considered to be interrupted by transfers between the Company and a Subsidiary Corporation or between Subsidiary Corporations.

11.	"Final Value" means the value of an Award determined in accordance with Sections 5 and 6 as the basis for payments to Participants as of the end of a Plan Year.

12.	"NYSE" means the New York Stock Exchange.

13.
"Participant" means an employee of the Company and/or any Subsidiary Corporation who is selected by the Committee or the Committee’s delegate to participate in the Plan based upon the employee’s contributions or expected contributions to the future growth and profitability of the Company and/or its Subsidiary Corporations.

14.
"Performance Measures" means the financial objectives set by the Committee for each Plan Year pursuant to Section 5 from any financial performance measures the Committee deems appropriate, including without limitation any one or any combination of the following: (i) return over capital costs, (ii) total earnings, (iii) consolidated earnings, (iv) earnings per share, (v) net earnings, (vi) earnings before interest expense, taxes, depreciation, amortization and other non-cash items, (vii) earnings before interest and taxes, (viii) consolidated net income, (ix) the market capitalization of Company stock, (x) stock price, (xi) return on assets, (xii) total shareholder return, (xiii) expenses or the reduction of expenses, (xiv) revenue growth, (xv) efficiency ratios, (xvi) economic value added, (xvii) return on equity, (xviii) return on tangible equity, (xix) cash return on equity, (xx) cash return on tangible equity, (xxi) net income available to common shareholders, (xxii) book value per share, (xxiii) pre-tax income or growth, (xxiv) operating earnings per share of stock or growth (excluding one-time, non-core items), (xxv) cash earnings per share of stock or growth, (xxvi) cash operating earnings per share of stock or growth excluding one-time, non-core items), (xxvii) cash return on assets (xxviii) operating leverage, (xxix) net interest margin, (xxx) Tier 1 capital, (xxxi) risk-adjusted net interest margin, (xxxii) total risk-based capital ratio, (xxxiii) tangible equity and tangible assets, (xxxiv) tangible common equity and tangible assets, (xxxv) tangible book value per share, (xxxvi) loan balances or growth, (xxxvii) deposit balances or growth, (xxxviii) low cost deposit balances or growth, (xxxix) common equity Tier 1, (xl) value at risk, (xli) market value of equity, (xlii) price to earnings ratio, (xliii) loan to deposit ratio, (xliv) net charge-off ratio, (xlv) allowance for loan losses to total loans ratio, (xlvi) allowance to nonperforming loan ratio, (xlvii) delinquent loans to total loans ratio, (xlviii) leverage ratio, (xlix) liquidity coverage ratio, (l) dividend payout ratio, (li) credit ratings (lii) net interest income sensitivity, (liii) pre-provision net revenue, (liv) return on tangible common equity, (lv) any financial metric required to be reported under Basel III, including but not limited to common equity Tier 1 and risk-weighted assets, (lvi) growth or change in any of the foregoing over a specified period of time, (lvii) any measure or ratio calculated using any combination of the foregoing or (lviii) peer group comparisons of any of the aforementioned performance conditions. Any Performance Measures that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (GAAP) or may be adjusted when established or at any time thereafter to include or exclude any items otherwise includable or excludable under GAAP. Any applicable Performance Measures may be applied on a pre- or post-tax basis. The Committee may, on the grant or at any time thereafter, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, infrequently occurring, nonrecurring gain or loss. The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Participants. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each Financial Goal for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Participant, the Company and its consolidated subsidiaries, any one or more departments, accounting segments, lines of business, units, divisions or functions within the Company or any one or more Subsidiary Corporations; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

15.	"Plan" means the SunTrust Banks, Inc. Annual Incentive Plan as amended and restated in this document and all subsequent amendments.

16.	"Plan Year" means a single calendar year period as set by the Committee which commences on the first day of such period.

17.
"Proportionate Final Value" means the product of a fraction, the numerator of which is the actual number of days in a Plan Year that an employee was employed by the Company or a Subsidiary Corporation and the denominator of which is the total number of days in that Plan Year, multiplied by the Final Value of an Award. Alternatively, the Committee may, in its discretion and on a consistent basis for all similarly situated Participants, determine the Proportionate Final Value of an Award as the product of the specified percent, if any, determined in accordance with

Sections 5 and 6 as the basis for the payment to a Participant at the end of the Plan Year to which the Award relates, multiplied by the Base Wages actually paid to the Participant in such Plan Year.

18.
"Retirement" means, unless otherwise determined by the Committee at the time the Award is granted, the Participant’s Employment terminates (i) for Awards granted for Plan Years ending on or before December 31, 2018, on or after attaining age 55 and completing 5 years of vesting service, and (ii) for Awards granted for Plan Years ending after December 31, 2018, on or after attaining age 60 and completing 10 years of vesting service, in case of both (i) and (ii) as determined under the SunTrust Banks, Inc. Retirement Plan.

19.
"Subsidiary Corporation" means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Award, each of the corporations other than the last corporation in the unbroken chain owns shares or stock possessing fifty percent (50%) or more of the total combined voting power of all classes of shares or stock in one of the other corporations in such chain.

20.	"TCJC" means the Tax Cut and Jobs Act of 2017.

21.
"Termination Value" means the value of an Award as determined by the Committee, in its absolute discretion, upon the early termination of a Plan Year, which value shall be the basis for the payment of an Award to a Participant, in accordance with Sections 8A or 8B of the Plan based on the Participant’s Employment prior to the early termination of such Plan Year.

B.
In the construction of the Plan, the masculine shall include the feminine and the singular shall include the plural in all instances in which such meanings are appropriate. The Plan and all agreements executed pursuant to the Plan shall be governed by the laws of Georgia (excluding its choice-of-law rules).

Section 4.     Committee Responsibilities

A.
The Committee may, from time to time, adopt rules and regulations and prescribe forms and procedures for carrying out the purposes and provisions of the Plan. The Committee shall have the sole and final authority to designate Participants, determine Awards, designate the Plan Year, determine Performance Measures and other goals, determine Final Value of Awards, and answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan. Any interpretation, decision or determination made by the Committee shall be final, binding and conclusive upon all interested parties, including the Company and its Subsidiary Corporations, Participants and other employees of the Company or any Subsidiary Corporation, and the successors, heirs and representatives of all such persons.

B.	Subject to the express provisions of the Plan and at such time or times as the Committee shall determine, the Committee shall in writing:

1.	Designate the Plan Year which shall begin on the first day of such year.

2.	Designate the Participants for each such Plan Year.

3.
Establish the Performance Measures or other goals for the Company, designated Subsidiary Corporations and Business Units and Participants for each such Plan Year, if any, or such other terms and conditions as may apply for each such Plan Year. The Award may be contingent upon the Participant's continued employment or service in addition to the Performance Measures or any other terms and conditions.

4.	Establish the method of calculating the Final Value of each Award.

5.
Authorize management (a) to notify each Participant that he has been selected as a Participant and to inform him of the Performance Measures or other goals or other terms and conditions that have been established for such Plan Year and (b) to obtain from him such agreements and powers and designations of beneficiaries as it shall reasonably deem necessary for the administration of the Plan.

C.
During any Plan Year, the Committee may, if it determines that it will promote the purpose of the Plan, designate as additional Participants any employees of the Company and its Subsidiary Corporations who have been hired, transferred or promoted into a position eligible for participation in the Plan. The individual’s designation as a Participant shall be subject to the same restrictions, limitations, Performance Measures or other goals, other terms and conditions and other conditions as those held by other Participants for the same Plan Year and their participation may be made retroactive to the first day of such Plan Year.

D.
During any Plan Year, the Committee may, if it determines it will promote the purpose of the Plan, revoke the Committee’s prior designation of an employee as a Participant under the Plan for a Plan Year.

E.
The Committee may revise the Performance Measures or other goals and/or the other terms and conditions for any Plan Year to the extent the Committee, in the exercise of its absolute discretion, believes necessary to achieve the purpose of the Plan, including without limitation in light of any unexpected or unusual circumstances or events, including, but not limited to, changes in accounting rules, accounting practices, tax laws and regulations, or in the event of mergers, acquisitions, divestitures, unanticipated increases in Federal Deposit Insurance premiums, and extraordinary or unanticipated economic circumstances.

F.	The Committee may delegate any of its responsibilities under this Plan to such members of management of the Company as the Committee shall select.

Section 5.    Goals

A.	Performance Measures

This Section 5A applies to any Participant the Committee in its discretion may determine. For each Plan Year, the Committee may establish for any Participant one or more Performance Measures. These Performance Measures may be established in any manner the Committee deems appropriate, including achievement on an absolute or a relative basis as compared to peer groups or indexes, and these goals may be established as multiple goals or as alternative goals. The Committee shall determine the Final Value of each Award as a specified percent of the Participant’s Base Wages based on the attainment of such Performance Measures for the Plan Year. The Committee may fix a minimum Financial Goal for the Plan Year, and the Final Value of an Award may be equal to zero if the minimum Financial Goal is not achieved. The Committee may also fix a maximum Financial Goal and such other Performance Measures which fall between the maximum and minimum Performance Measures as the Committee shall deem appropriate, with corresponding Final Values for such Awards with respect to the Company. The Committee also will establish the applicable weighting of each Financial Goal for the Plan Year for determining the Final Value of an Award. Subject to Section 6B, Awards will be determined based upon achieving or exceeding the Performance Measures set by the Committee, if any, and the Committee may establish Performance Measures with the expectation and understanding that the Committee nevertheless will have the authority to increase or reduce a Participant’s Award based on the achievement of such Performance Measures in accordance with Section 6B to a level commensurate with a Participant’s achievement of other goals set by the Committee. Straight line interpolation will be used to calculate Awards when performance falls between any two specified Performance Measures. In determining if the performance conditions have been achieved, the Committee may, in its discretion, adjust the Performance Measures, the Financial Goals, the Final Value and any other terms and conditions of the Award in any manner the Committee in its discretion determines appropriate, in the event of (i) any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company, any Subsidiary Corporation or Business Unit or in any product of the Company, any Subsidiary Corporation or Business Unit, that is material taken as a whole, or (ii) any other unanticipated and material change that results in any inequitable enlargement or dilution of any achievement of the performance conditions, as the Committee determines appropriate to fairly and equitably determine if the Award is to become earned and payable pursuant to the conditions set forth in the Award. Additionally, in determining if such performance conditions have been achieved, the Committee may, in its discretion, also make such adjustments in the Performance Measures, the Financial Goals, the Final Value and any other terms and conditions of the Award in any manner the Committee determines equitable and appropriate, in the event of any (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, or (iv) accruals for reorganization or restructuring programs, or extraordinary infrequently occurring, non-reoccurring items.

B.	Other Goals, Terms and Conditions

For each Plan Year, the Committee may establish for each Participant goals, terms and conditions in addition to or in lieu of any Performance Measures established under Section 5A based on the performance of the Company, a Subsidiary Corporation, a Business Unit or the individual or any combination of the foregoing. These goals, terms and conditions may, but need not, be established based on a combination of financial measurements and non-financial measurements that are deemed to further corporate objectives, including such measurements as business unit net income, revenue growth, budget management, achievement of talent management objectives, achievement of corporate objectives, individual objectives, and service quality. Straight line interpolation will be used to calculate Awards when results fall between any two specified goals established under this Section 5B. The terms and conditions may only include continued employment or other service.

Section 6.    Payment of Awards

A.
Promptly after the date on which the necessary information for a particular Plan Year becomes available, the Committee, or such persons as the Committee shall designate, shall determine in accordance with Section 5 the extent to which the Performance Measures or other goals, terms and conditions have been achieved for such Plan Year and authorize the cash payment of the Final Value of an Award, if any, to each Participant. The Committee, prior to payment of the Awards, shall review and ratify the Award determinations and shall certify such Award determinations in writing. Payment of Awards shall be made in the year following the Plan Year with respect to which the Performance Measures related and as soon as practical after the certification of Awards by the Committee, but no later than March 15 of the year following the Plan Year to which the Award relates. Each Award shall be paid in cash after deducting the amount of applicable Federal, state, and local withholding taxes of any kind required by law to be withheld by the Company. All Awards, whether paid currently or paid under any plan which defers payment, shall be payable out of the Company’s general assets. Each Participant’s claim, if any, for the payment of an Award, whether made currently or made under any plan which defers payment, shall not be superior to that of any general and unsecured creditor of the Company. If an error or omission is discovered in any of the determinations, the Committee shall cause an appropriate equitable adjustment to be made in order to remedy such error or omission.

B.
Notwithstanding the terms of any Award and the achievement of any Performance Goals or other goals, terms and conditions, the Committee in its sole and absolute discretion may increase or reduce the amount of the Award payable to any Participant for any reason whatsoever, including without limitation where the Committee determines that the Performance Measures or other goals, terms and conditions underlying an Award had become an inappropriate measure of achievement for a Participant, that there was a change in the Participant’s employment status, position or duties or in the Committee’s expectation of his level of performance or that the Participant was working for less than the entire Plan Year.

C.	Notwithstanding any other provision of the Plan, in no event may an award payable to any Participant under the Plan exceed $5 million for any Plan Year.

D.
In accordance with the terms set forth in the SunTrust Banks, Inc. Deferred Compensation Plan, a Participant may elect to defer receipt of a portion of his Award, if any, for each Plan Year, and any such election shall be made in accordance with the procedures and limits established under such deferred compensation plan.

Section 7.     Participation for Less Than a Full Plan Year

A.
Except as otherwise provided in this Section 7 or in Section 8 or except as otherwise announced by the Committee, an Award to a Participant shall be forfeited if the Participant’s Employment terminates during the Plan Year to which the Award relates or during the period January 1 through the last day of February of the year immediately following the end of the Plan Year to which the Award relates. If a Participant terminates Employment during the period January 1 through the last day of February of the year immediately following the end of the Plan Year to which an Award relates, and if such termination of Employment is because of his death, his disability as described in Section 7C, or his Retirement or a reduction in force which results in a severance benefit payment as described in Section 7D, then the Committee shall waive the Employment condition and authorize the payment of the Award to the Participant based on the Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited. No payment is due the Participant for any forfeited Award.

B.
If a Participant’s Employment terminates prior to the end of the Plan Year to which the Award relates on account of his death, the Committee shall waive the Employment condition and shall authorize the payment of an Award on behalf of such Participant in accordance with Section 10B at the end of such Plan Year based on the Proportionate Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited.

C.
If a Participant’s Employment terminates prior to the end of the Plan Year to which the Award relates on account of disability under a long-term disability plan maintained by the Company or a Subsidiary Corporation, the Committee shall waive the Employment condition and shall authorize the payment of an Award to such Participant at the end of such Plan Year based on the Proportionate Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited.

D.
If a Participant’s Employment terminates prior to the end of any Plan Year on account of his Retirement, or on account of a reduction in force which results in a severance benefit payment to the Participant pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or the SunTrust Banks, Inc. Executive Severance Plan or any successors to such plans (including the requirement that the Participant sign and not revoke the Severance Agreement, Waiver and Release required under any such plans), the Committee shall waive the Employment condition and shall authorize the payment of an Award to such Participant at the end of such Plan Year based on the Proportionate Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited.

Section 8.     Premature Satisfaction of Plan Conditions

A.
In the event a Change in Control occurs prior to the end of any Plan Year, the Committee shall waive any and all Plan conditions and shall authorize the payment of an Award immediately to each Participant based on the Termination Value, if any, of his Award; provided, however, if an Award is then subject to Code section 409A, the payment of such Award pursuant to this Section 8A shall not be made unless the Change in Control also constitutes, and such payment is made upon, a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 409A(a)(2)(A)(v).

B.
If a tender or exchange offer is made other than by the Company for shares of the Company’s stock and results in a Change in Control prior to the end of any Plan Year, the Committee may waive any and all Plan conditions and authorize, at any time after the Change in Control and within thirty (30) days following completion of such tender or exchange offer, the payment of an Award immediately to each Participant based on the Termination Value, if any, of his Award; provided, however, if an Award is then subject to Code section 409A, the payment of such Award pursuant to this Section 8B shall not be made unless the tender or exchange offer also constitutes, and such payment is made upon, a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 409A(a)(2)(A)(v).

C.
A Plan Year for an Award shall terminate upon the Committee’s authorization of the payment of such Award during such Plan Year pursuant to this Section 8 and no further payments shall be made for such Plan Year with respect to such Award.

D.
If vesting of an Award is contingent on the Participant’s Employment during the period January 1 through the last day of February of the year immediately following the end of the Plan Year to which an Award relates, and if a Change in Control occurs during that period or if a tender or exchange offer is made by another corporation during that period, as described in Section 8A or 8B above, the Committee shall, in the event of such Change in Control, or may, at any time after the Change in Control and within thirty (30) days following completion of such tender or exchange offer, authorize the payment, at Final Value, of all outstanding Awards to Participants in Employment on the last day of the Plan Year to which the Awards relate. If any Award payable under this Section 8D is then subject to Code section 409A, no payment shall be made unless the Change in Control or such tender or exchange offer, as applicable, also constitutes, and such payment is made upon, a Change in Control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 409A(a)(2)(A)(v).

Section 9.    Recovery of Awards

By accepting an Award, each Participant agrees to return to the Company (or agree to the cancellation of) all or a portion of any Awards, both paid and unpaid, previously granted to such Participant under the Plan (including forfeiture of amounts voluntarily deferred into the SunTrust Banks, Inc. Deferred Compensation Plan) to the extent required under the terms of any Company recoupment policy currently in effect or as subsequently adopted by the Board to implement Section 304 of the Sarbanes-Oxley Act of 2002, or Section 10D of the Securities Exchange Act of 1934, as amended, or otherwise (or with any amendment or modification of any such recoupment policy adopted by the Board). All such determinations shall be final and binding.

Section 10.    Non-Transferability of Rights and Interests

A.	A Participant may not alienate, assign, transfer or otherwise encumber his rights and interests under this Plan and any attempt to do so shall be null and void.

B.	In the event of a Participant’s death, the Committee shall authorize payment of any Award due a Participant under Section 7B to the Participant’s Beneficiary.

Section 11.    Limitation of Rights

Nothing in this Plan shall be construed to give any employee of the Company or a Subsidiary Corporation any right to be selected as a Participant or to receive an Award or to be granted an Award other than as is provided herein. Nothing in this Plan or any agreement executed pursuant hereto shall be construed to limit in any way the right of the Company or a Subsidiary Corporation to terminate a Participant’s employment at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under this Plan, or give any right to a Participant to remain employed by the Company or a Subsidiary Corporation in any particular position or at any particular rate of remuneration.

Section 12.     Section 162(m)

The TCJA eliminated the exemption for qualified performance-based compensation, effective for tax years beginning on and after January 1, 2018. Accordingly, Awards granted and paid under the Plan may or may not be deductible for tax purposes. The Company reserves the authority in its business judgment to pay Awards under the Plan which may or may not be deductible.

Section 13.    Section 409A

Awards under the Plan are intended to exempt from Code Section 409A under the short-term deferral exemption; however, to the extent that any Award under the Plan is subject to Section 409A of the Code, the terms and administration of such Award shall comply with the provisions of Section 409A of the Code and any good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced or terminated at the discretion of the Committee. Notwithstanding the foregoing, the Company shall not be liable to any Participant if any Award payable under the Plan is considered non-qualified deferred compensation subject to Section 409A of the Code and otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

Approved by the Compensation Committee of SunTrust Banks, Inc. on February 13, 2018.

SUNTRUST BANKS, INC.
BY:	______________________________________
TITLE:	______________________________________
DATED:	______________________________________